LEXINGTON GLOBAL ASSET MANAGERS, INC.
                             PARK 80 WEST PLAZA TWO
                         SADDLE BROOK, NEW JERSEY 07663


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


       The 1997 Annual Meeting of the stockholders (the "Annual Meeting") of Lexington Global Asset Managers, Inc. (the "Company") will be held at the offices of the Company, Park 80 West Plaza Two, Saddle Brook, New Jersey 07663 on Thursday, May 15, 1997 at 9:15 A.M., New York time, for the following purposes:

               1. To elect three Class II Directors to hold office for a term to expire at the 2000 Annual Meeting of the stockholders;

               2. To  ratify  the  appointment  of  KPMG  Peat  Marwick  LLP  as independent auditors for the current calendar year; and,

               3. To transact  such other  business as may properly  come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

       The Board of Directors has fixed the close of business on April 3, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

       Please read carefully the following Proxy Statement, which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your Proxy as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.




                                             By Order of the Board of Directors,

                                             LISA CURCIO
                                             Secretary

Saddle Brook, New Jersey
April 15, 1997



-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

      SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE
      DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

-------------------------------------------------------------------------------

                      LEXINGTON GLOBAL ASSET MANAGERS, INC.
                             Park 80 West Plaza Two
                         Saddle Brook, New Jersey 07663

                                 PROXY STATEMENT
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 1997

                                     GENERAL

       This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Lexington Global Asset Managers, Inc., a Delaware corporation (the "Company"), for the 1997 Annual Meeting of the stockholders, to be held on Thursday, May 15, 1997 (the "Annual Meeting"). The Annual Meeting will be held at the offices of the Company, Park 80 West Plaza Two, Saddle Brook, New Jersey 07663 at 9:15 A.M., New York time. The 1997 Annual Meeting will be the second Annual Meeting held subsequent to the spin-off of the Company on December 13, 1995 (the "Spin-off"). Prior to the Spin-off, the Company was a wholly-owned subsidiary of Piedmont Management Company Inc. ("Piedmont").

       This Proxy Statement and the accompanying form of proxy (the "Proxy") was first mailed to stockholders on or about April 15, 1997.


SOLICITATION

       Solicitation of Proxies for use at the Annual Meeting is being made by mail on behalf of the Board of Directors by the members of the Nominating and Proxy Committee consisting of Messrs. Lunsford Richardson, Jr., L. Richardson Preyer and Stuart Smith Richardson, each a Director of the Company.

       The cost of solicitation will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by persons regularly employed by the Company by personal interview or telephone and facsimile, with no additional compensation therefor. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such persons for their costs in forwarding the solicitation material to such beneficial owners.


RECORD DATE, VOTING AND STOCK OWNERSHIP

       On April 3, 1997, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 5,487,887 shares of common stock, par value $0.01 per share ("Common Stock") of the Company entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The three candidates for election as Class II Directors receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class II Directors of the Company. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on such matter. As to each proposal, abstentions will be included, but broker non-votes will not be included in the calculation of the number of holders who are considered present and voting at the meeting.

       Based upon their aggregate holdings of Common Stock, members of the Richardson Family (defined below) have the ability to cast at least a majority of the votes entitled to notice of and to vote at the meeting. See "Security Ownership of Certain Beneficial Owners."

REVOCABILITY OF PROXIES

       If you are unable to attend the Annual Meeting, you may vote by Proxy. The enclosed Proxy is solicited by the Company's Board of Directors and, when returned properly completed, will be voted as you direct in your Proxy. Unless otherwise instructed in the Proxy, the proxyholders will vote the Proxies received by them FOR each of the three proposals described herein.

       Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised. The Proxy may be revoked by filing with Lisa Curcio, the Secretary of the Company, either a written statement revoking the Proxy or a subsequent Proxy. You may also revoke your Proxy by attending the Annual Meeting and voting in person.


DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

       Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company at its principal executive offices no later than December 12, 1997 in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting.


MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE--ELECTION OF DIRECTORS

       At the Annual Meeting, three Class II Directors will be elected to hold office until the 2000 Annual Meeting of stockholders and until their successors have been elected and qualified. Pursuant to the Bylaws, the Board of Directors has fixed the number of Directors which shall constitute the Board of Directors for the ensuing year at ten. The three persons named as nominees in the following list have been nominated by the Nominating and Proxy Committee to serve as Class II Directors and to hold office until the 2000 Annual Meeting of the stockholders and until their successors shall have been elected and shall qualify. The proxyholders will vote the Proxies received by them FOR the nominees named below (unless authority is withheld by a stockholder). Each person nominated for election has agreed to serve if elected. If any nominee is, in the judgment of the Nominating and Proxy Committee, unable or unavailable to serve, the Proxies may be voted for the election of another person designated by said Committee, but it is not presently anticipated that any nominee will be unable or unavailable to serve. The three candidates receiving the highest number of the shares entitled to vote at the Annual Meeting will be elected Class II Directors of the Company. The names, ages, principal occupations and selected biographical information of the Directors as of March 3, 1997, including such nominees and the period of previous services as a Director of the Company, are as follows:

NOMINEES

       Set forth below is information regarding the nominees, including information furnished by them as to principal occupation, other directorships held, any arrangements pursuant to which they were selected as nominees and their ages as of March 3, 1997.

                                           OTHER POSITIONS WITH THE COMPANY AND ITS SUBSIDIARIES;                      YEAR TERM
                                           PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS1 AND           DIRECTOR        OF OFFICE
NAME                             AGE       ALL OTHER DIRECTORSHIPS OF PUBLICLY HELD COMPANIES            SINCE         TO EXPIRE
----------                     -------     ----------------------------------------------------------------------------------------
William R. Miller1               66        Retired; Director of Chartwell Re Corporation                 1995            2000
                                           ("Chartwell") formerly President and                                       (Class II)
                                           Chief Executive Officer of Winterthur U.S. Holdings.

L. Richardson Preyer1,2          78        Retired; formerly Professor, University of North              1995            2000
                                           Carolina; formerly a Member of the U.S. House of                           (Class II)
                                           Representatives from the State of North Carolina;
                                           Director of Vanguard Cellular Systems, Inc. ("Vanguard").

Lunsford Richardson, Jr.1,2      73        Director of Chartwell; Chairman of Richardson                 1995            2000
                                           Corporation of Greensboro.                                                 (Class II)
--------
1 Each Director was also a director of Piedmont, the former parent of the Company.
2 Messrs. Lunsford Richardson, Jr. and L. Richardson Preyer are first cousins.


MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

       Set forth below is information regarding the current Directors continuing in office, including information furnished by them as to principal occupation, other directorships held, any arrangements pursuant to which they were selected as Directors and their ages as of March 3, 1997.

                                           OTHER POSITIONS WITH THE COMPANY AND ITS SUBSIDIARIES;                      YEAR TERM
                                           PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS1 AND           DIRECTOR        OF OFFICE
NAME                             AGE       ALL OTHER DIRECTORSHIPS OF PUBLICLY HELD COMPANIES            SINCE         TO EXPIRE
----------                     -------     ----------------------------------------------------------------------------------------
Sion A. Boney, III1,3            41        President Bristol-Myers Products; formerly                    1995            1998
                                           Consultant, Marketing Corporation of America.                               (Class I)

Robert M. DeMichele1             52        President, Chief Executive Officer and Director of the        1995            1998
                                           Company; Chairman and Chief Executive Officer of                            (Class I)
                                           Lexington Management Corporation (investment
                                           counseling and mutual fund management subsidiary of
                                           the Company); Director of Chartwell; Director of
                                           The Navigators Group, Inc. ("Navigators");
                                           Director of Vanguard.

Haynes G. Griffin1               50        Chairman and Co-Chief Executive Officer of Vanguard;          1995            1998
                                           Director of Geotek Communications Inc.                                      (Class I)

Peter L. Richardson1,2           43        President of Smith Richardson Foundation, Inc.;               1995            1999
                                           Managing Trustee of H. Smith Richardson Family Trust.                      (Class III)

Stuart Smith Richardson1,2       50        Chairman of the Company; Director of Lexington                1995            1999
                                           Management Corporation; Vice Chairman of Vanguard;                         (Class III)
                                           Director of Chartwell.

Carl H. Tiedemann1               70        General Partner, Tiedemann Boltres Partners; Director of      1995            1999
                                           Alltel Corporation.                                                        (Class III)

Marion A. Woodbury1              74        Retired; Former President of The Reinsurance Corporation      1995            1999
                                           of New York.                                                               (Class III)
-------
1 Each nominee was also a director of Piedmont.
2 Messrs. Stuart Smith Richardson and Peter L. Richardson are brothers.
3 Mr. Sion A. Boney, III is a nephew of Mr. Lunsford Richardson, Jr.

BOARD COMMITTEES AND MEETINGS

       The Board of Directors has delegated certain of its authority to standing Audit, Executive Personnel and Nominating and Proxy Committees.

       The members of the Audit Committee are nominated annually by the Nominating and Proxy Committee and appointed by the Board of Directors. Presently, the members of the Audit Committee are Lunsford Richardson, Jr., L. Richardson Preyer and Sion A. Boney, III. The Audit Committee is responsible for appointing and engaging, subject to the approval of stockholders, the independent auditors for the Company. The Audit Committee is also responsible for discussing and approving plans for the auditors' annual audit, reviewing with the independent auditors, and with management, the scope and results of the auditors' report and monitoring the implementation of suggestions made by the independent auditors. The Audit Committee met twice during 1996.

       The members of the Executive Personnel Committee are designated by the Board of Directors. The Chairman of the Executive Personnel Committee is Lunsford Richardson, Jr. and the other members are William R. Miller and Carl H. Tiedemann. The Executive Personnel Committee is primarily responsible for reviewing, discussing and approving proposed executive salaries, benefit changes, promotions, development plans and stock option grants. The Executive Personnel Committee met once during 1996.

       The members of the Nominating and Proxy Committee are L. Richardson Preyer, Lunsford Richardson, Jr. and Stuart Smith Richardson. The Nominating and Proxy Committee is primarily responsible for designating nominees for Directors of the Company, soliciting proxies for the election of Directors and for all other matters which come before the stockholders. The Nominating and Proxy Committee is also responsible for the voting of proxies for the election of Directors and for such other matters as may come before the stockholders. The Nominating and Proxy Committee met twice during 1996.

       During 1996, each Director of the Company attended at least 75% of the meetings of the Board of Directors and, to the extent such committee met, at least 75% of the meetings of the committees on which he served. The Board of Directors held four meetings in 1996.


DIRECTORS COMPENSATION

       A Director who is also an employee of the Company or one of its subsidiaries receives no compensation for service on the Board that is in addition to that received as an employee. Non-employee Directors who do not receive a fee for service as a committee member or for consulting and advisory services provided to the Company are paid an annual Director's fee of $10,000 plus $500 for each Board or committee meeting attended.


EXECUTIVE OFFICERS' COMPENSATION

       Set forth below is certain information regarding the compensation of each of the four most highly compensated executive officers of the Company and its affiliates (the "Named Executive Officers") for the calendar years ended December 31, 1996, 1995 and 1994. Prior to the Spin-off, portions of the following compensation were paid by Piedmont.

                                                              ANNUAL COMPENSATION                 SECURITIES
                                                ----------------------------------------------    UNDERLYING
                                                                                  OTHER          STOCK OPTIONS
                                                                                  ANNUAL            GRANTED           ALL OTHER
NAME/POSITION                         YEAR        SALARY          BONUS        COMPENSATION         (#) (1)         COMPENSATION(2)
-------------------------           --------    -----------    -----------   -----------------    ----------    -------------------
Stuart S. Richardson                   1996        $246,300      $ 30,000            --                  --             $7,389
Chairman of the                        1995        $237,250           --             --               30,000          $487,117
  Company                              1994        $224,275      $ 20,000            --                  --             $6,728
Robert M. DeMichele                    1996        $492,600      $100,000            --                  --            $65,933
President & CEO                        1995        $474,500      $ 75,000            --               58,000        $1,284,294
  of the Company                       1994        $437,775      $100,000            --                  --            $53,152
Richard M. Hisey                       1996        $235,125      $130,000            --                  --             $7,025
Executive Vice President               1995        $212,500      $ 90,000            --               25,000            $6,415
  & CFO                                1994        $167,034      $103,000            --                  --             $5,011
Lawrence Kantor                        1996        $272,250      $135,000            --                  --             $8,139
Executive Vice President
  & General                            1995        $258,000      $125,000            --               25,000            $7,920
Manager--Mutual
  Funds                                1994        $230,535      $153,000            --                  --             $6,916
-------
(1)Represents grants of options under the Company's 1995 Long Term Incentive Plan.
(2)The amounts  reported in this column  represent,  for each of the individuals named,  the employer portion of contributions to the Company's Pay Conversion
   Plan, a defined  contribution  salary  deferral  plan which  qualifies  under
   Section  401(k) of the Internal  Revenue Code. In addition,  amounts  include employer  contributions to the Company's  Executive and Supplemental  Benefit
   Plans,  non-qualified  plans  replacing the portion of benefits  which are in excess of Internal  Revenue Code (the "Code") limits for tax qualified plans.
   For each of the last three  calendar  years,  contributions  to the Executive
   Benefit  Plan  for  Mr.   DeMichele   were  $56,433,   $53,948  and  $48,652,
   respectively;  and for each of the last three calendar years contributions to the Supplemental Benefits Plan were as follows: for Mr. Hisey, $2,525, $1,915 and $511; Mr. Kantor, $3,639, $3,425 and $2,416; and Mr. Richardson,  $2,889,
   $2,617 and $2,228.  There were no contributions to the Supplemental  Benefits
   Plan prior to 1994.  The column  also  includes  for Messrs.  Richardson  and
   DeMichele in 1995,  amounts paid for unused  vacation and in connection  with stay bonus  agreements  as a result of the merger of  Piedmont  with and into
   Chartwell on December 13, 1995 and the Spin-off.  These amounts were $480,000 and $1,225,846, respectively.

       There were no grants of stock options under the Company's 1995 Long Term Incentive Plan with respect to the Named Executive Officers during 1996.


AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

       The following table sets forth information with respect to the Named Executive Officers, concerning unexercised options held as of December 31, 1996. No options with respect to the Company's Common Stock were exercised in 1996.


                                                                     NUMBER OF SHARES
                                                                        UNDERLYING                       VALUE OF UNEXERCISED
                               SHARES                                   UNEXERCISED                    "IN THE MONEY" OPTIONS(1)
                              ACQUIRED          VALUE         OPTIONS AT FISCAL YEAR-END (#)            AT FISCAL YEAR-END ($)
                                                      -----------------------------------------------------------------------------
         NAME                ON EXERCISE      REALIZED        EXERCISABLE      UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
         -----               ----------       --------        ----------       ------------        ----------        ------------
Stuart S. Richardson ......      --              --               7,500             22,500             $11,250           $33,750
Robert M. DeMichele .......      --              --              14,500             43,500             $21,750           $65,250
Richard M. Hisey ..........      --              --               6,250             18,750             $ 9,375           $28,125
Lawrence Kantor ...........      --              --               6,250             18,750             $ 9,375           $28,125

-------
(1)These  values are based upon the December 31, 1996 market price of the Common
Stock which was $6.25 per share.

       Prior to the Spin-off, the Named Executive Officers held options to acquire Piedmont common stock. Prior to the Spin-off, such options were canceled in exchange for Piedmont common stock. At the time of the Spin-off, Messrs. Richardson, DeMichele, Hisey and Kantor acquired 10,798, 13,526, 4,301 and 5,947 shares, respectively of the Company's Common Stock in respect of the shares of Piedmont Common Stock acquired upon the cancellation of the options.


RETIREMENT PLAN BENEFITS

       The Company and its subsidiaries are the sponsors of a defined benefit pension plan on behalf of their employees. In addition, the Company and its subsidiaries are sponsors of an Executive Benefit Plan and a Supplemental Benefits Plan on behalf of certain of their executives which are non-qualified plans replacing the portion of benefits which are in excess of Internal Revenue Code limits for tax qualified plans. Benefit formulas under the plans are explained below. Benefits vest after five years of service.

       An employee becomes a participant in the qualified plan after attaining age 21 and completing one year of service. The pension benefit is equal to the sum of past service retirement income plus future service retirement income, and if eligible, the non-qualified plans distributions. For a participant as of December 31, 1988, the amount of normal retirement income standing to his credit as of that date will not be less than 1 1/4% of the first $17,000 of his average annual earnings for the calendar years 1984 through 1988 inclusive, plus 1 3/4% of average earnings in excess of $17,000, multiplied by his credited service through December 31, 1988. All participants' benefits for future service are arrived at by calculating 1 1/2% of annual salary for each year of service. A participant is eligible for this normal retirement pension on the first date of the month coincident with or next following his 65th birthday.

       The following table illustrates, as of December 31, l996, for the Named Executive Officers: (a) years of service credited under the retirement plans; and, (b) the estimated annual benefits payable under the plans, including Social Security benefits, assuming the election of a single life annuity upon normal retirement at the age of 65.

                           YEARS OF SERVICE AS OF      ESTIMATED ANNUAL BENEFIT
NAME OF OFFICER               DECEMBER 31, 1996                 PAYABLE
---------------------      ----------------------      ------------------------
Stuart S. Richardson                 10                         $104,952
Robert M. DeMichele                  16                           97,452
Richard M. Hisey                     10                          132,780
Lawrence Kantor                      12                          113,316


EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

       The  Company  has  entered  into three year  employment  agreements  with
Messrs. Richardson, DeMichele, Hisey and Kantor pursuant to which such executives serve as Chairman, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and General Manager--Mutual Funds, respectively. The agreements became effective on December 13, 1995. Pursuant to such agreements, the initial base salaries of Messrs. Richardson, DeMichele, Hisey and Kantor were $240,000, $480,000, $225,000 and $264,000, respectively. In 1996, Messrs. Richardson, DeMichele, Hisey and Kantor received salary increases resulting in the following new base salaries: Mr. Richardson, $248,400; Mr. DeMichele, $496,800; Mr. Hisey, $238,500; and, Mr. Kantor, $275,000. Following the initial term, the agreements continue from year to year unless terminated by either party on six months notice. Each agreement provides for continuation of salary and benefits for the remaining term of the agreement if employment is terminated by the Company "other than for cause" (as defined in the agreements). If employment is terminated "other than for cause" following a "change in control" (as defined in the agreements) of the Company or if an executive terminates his employment following a "change in control" because his authority and/or responsibilities are substantially reduced or he is required to relocate, he is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for Federal income tax purposes by reason of Section 280G of the Code as an "excess parachute payment." Each employment agreement also provides that the executive will not solicit clients or employees of the Company for the term of the agreement and the one year period following a termination of employment.


SEVERANCE PLAN

       On  September  14,  1995,  the  Company  adopted  the  Senior  Management
Severance Plan (the "Severance Plan"). The Severance Plan is available to certain senior management employees designated as participants by the Board of Directors or the Executive Personnel Committee. The Severance Plan provides that if the employment of a participant is terminated "other than for cause" (as defined in the Severance Plan) following a "change in control" of the Company (as defined in the Severance Plan) or if an executive terminates his employment following a "change in control" because his authority and/or responsibilities are substantially reduced or he is required to relocate, he is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for Federal income tax purposes by reason of Section 280G of the Code as an "excess parachute payment." The Severance Plan requires each participant, as a condition to participation, to agree not to solicit clients or employees of the Company during such participant's employment and for the one year period following a termination of employment. Messrs. DeMichele, Richardson, Hisey and Kantor are designated participants in the Severance Plan.

       The Board of Directors of the Company unanimously approved the Severance Plan because it believes the continued attention and dedication of the particular employees to their duties under adverse circumstances is in the best interests of the Company and its stockholders and ultimately outweighs the potential cost of the benefit.


DEFERRED COMPENSATION AGREEMENT

       Pursuant to the Deferred Compensation Agreement dated as of February 2, 1981 with Mr. DeMichele, the Company will accrue $5,000 a year until Mr.
DeMichele's death or termination of employment and upon such death or termination of employment (other than for cause), shall pay such accrued amounts in a lump sum or, at the option of the Company, in five annual installments.


TRANSACTIONS WITH DIRECTORS, OFFICERS OR THEIR ASSOCIATES

       Approximately $696 million of invested assets of principal stockholders of the Company (several of whom are directors) and their related interests are managed by Lexington Management Corporation, a subsidiary of the Company. See "Security Ownership of Certain Beneficial Owners." The fees charged by Lexington Management Corporation for the management of such assets are based upon standard fee schedules which are competitive with the fees charged on nonrelated accounts.

       Except as stated above, no Director or officer of the Company, nominee for Director, beneficial owner of more than 5% of any class of stock of the Company, or any member of the immediate family of any of the foregoing persons had any material interest in any material transaction of the Company or any of its subsidiaries or affiliates during the period January 1, 1996 through March 3, 1997 or any such proposed transaction.

EXECUTIVE PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Board has established an Executive Personnel Committee comprised of Lunsford Richardson, Jr., William R. Miller and Carl H. Tiedemann. Mr. Stuart Smith Richardson and Mr. DeMichele also serve as Directors of Vanguard whose Chairman, Mr. Haynes G. Griffin, is a member of the Board of Directors of the Company. Mr. Richardson is Chairman of Vanguard's Executive Committee of which Mr. DeMichele is a member. Mr. DeMichele also serves on the Compensation Committee of Vanguard. Mr. Griffin does not serve on any committees of the Board of Directors of the Company.


REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

       The Executive Personnel Committee of the Board of Directors (the "Executive Personnel Committee") is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers of the Company and its subsidiaries. The Board of Directors then reviews such recommendations. All compensation decisions relating to the Chief Executive Officer must be approved by the Board of Directors. The Company Executive Personnel Committee was established on December 13, 1995 the effective date of the Spin-off, and met once during 1996. Prior to such date, compensation decisions were made by the Executive Personnel Committee of the Piedmont Board of Directors.

       The following is a report submitted by the members of the Executive Personnel Committee which addresses the Company's compensation policies for 1996 including the determination of bonuses for 1996. The names of the Executive Personnel Committee members are set forth above.


GENERAL POLICIES REGARDING THE COMPENSATION OF EXECUTIVE OFFICERS.

       The Company's executive compensation package consists of base salary, bonus compensation and grants of stock-based awards under the Company's 1995 Long Term Incentive Plan.

       BASE SALARY.

       In determining the salaries of the executive officers, the Executive Personnel Committee reviews industry surveys and other compensation related data for executives with comparable responsibilities at similarly sized companies in the investment management industry. In this regard, the Executive Personnel Committee consulted surveys published on compensation of executives in the investment management industry. The targets initially established in this manner were subject to the Executive Personnel Committee's consideration of the Company's performance and the attainment of specific goals concerning the individual's performance. In addition, the Executive Personnel Committee considered the executive's managerial responsibilities, new responsibilities and performance in special projects.

       ANNUAL BONUS.

       The bonus pool is directly linked to the operating performance of the Company. In awarding bonuses, the Executive Personnel Committee focuses on the pretax income of the Company as a percentage of its total revenue and compares that percentage against other published industry statistics. In addition, the Executive Personnel Committee reviews other financial measures such as return on capital and compensation costs as a percentage of revenue. The Executive Personnel Committee assigns such relative weight to these criteria as it deems appropriate under all relevant facts and circumstances. The Executive Personnel Committee allocates a portion of the total bonus pool to each executive officer after a subjective and quantitative assessment of the individual's contribution to the overall performance of the organization, the attainment of specific performance goals and individual initiatives which contribute to the short and long term success of the Company.

       LONG TERM INCENTIVE COMPENSATION.

       An executive officer's compensation is linked to the long term interests of the stockholders by making a portion of each executive officer's potential compensation dependent upon the price of the Company's Common Stock. The Executive Personnel Committee awards stock options to purchase Common Stock which have value only to the extent the market price of the underlying Common Stock increases subsequent to the grant of the option.


LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION.

       Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and, in the case of the Company, the three other most highly compensated executive officers at the end of such year generally must be "performance-based" compensation as determined under Section 162(m). The Executive Personnel Committee generally intends to comply with the requirements for full deductibility of compensation under Section 162(m). However, the Executive Personnel Committee will balance the costs and burdens involved in such compliance against the value to the Company and its shareholders of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.


1996 COMPENSATION

       The amounts shown as 1996 bonus in the Summary Compensation Table were paid in March 1997 and directly correlated with the profitability of the Company. The bonus pools, including a key man supplemental pool, represented 6.6% of revenue while pre-federal taxable income (excluding a one-time gain from the sale of the West Coast subsidiaries) was 15.0% of revenue in comparison to 10.9% in 1995. In 1996, operating revenue increased by 34.7% reflecting the absence of 1995's reorganization costs and an overall improvement in the Company's profitability. In 1996, the Company completed a number of restructuring projects (including the sale of four of its West Coast subsidiaries) designed to improve the Company's future profitability. In 1995 and 1994, the bonus pools ranged between 5.5% and 6.4% of revenue, while operating income as a percentage of revenue ranged between 10.9% and 22.5%.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       The Piedmont Executive Personnel Committee set Mr. DeMichele's salary level after reviewing industry comparisons for companies in the investment advisory and mutual fund industry, taking into consideration that the industry is not homogeneous and that there is a wide range of companies in terms of size, capability and product offerings. In 1996, Mr. DeMichele's annual base salary was increased to $496,800, an increase of 3.5% from 1995.

       For 1996, the Executive Personnel Committee awarded Mr. DeMichele a bonus of $100,000. The bonus represented an increase of $25,000 over the $75,000 bonus awarded in 1995. The Executive Personnel Committee arrived at the amount after examining operating performance, financial results, investment performance, new business initiatives, and the accomplishment of key strategic priorities established in the 1996 business plan. Mr. DeMichele's bonus was granted after reviewing such data for the Company, its total bonus allocation among all key executives and determined the amount to be awarded to Mr. DeMichele in 1996, after assessing the overall contributions of Mr. DeMichele to the organization in relation to the contributions of all bonus pool participants.

       The Executive Personnel Committee had previously granted 58,000 stock options to Mr. DeMichele in 1995. The Executive Personnel Committee considers the percentage of total grants of options to other chief executive officers of public companies in arriving at the level of options to grant Mr. DeMichele as a percentage of total options granted to all officers participating in the 1995 Long Term Incentive Plan. The Executive Personnel Committee believes that this grant is a key incentive because it links Mr. DeMichele's long term financial reward to those of all of the Company's stockholders. There were no new options granted to Mr. DeMichele in 1996.

       Submitted by: Lunsford Richardson, Jr., William R. Miller and Carl. H. Tiedemann


PERFORMANCE GRAPH

       The following line graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the NASDAQ Stock Market Index and the NASDAQ Financial Stocks Index during the period from December 13, 1995 (the date of the Spin-off) through December 31, 1996. It assumes $100 invested on December 13, 1995 (including dividends reinvested) in Common Stock of the Company as against each index. There can be no assurance that the Company's Common Stock performance will continue into the future with the same or similar trends depicted in the graph.

         [The following table represents a graph in the printed piece.]

                  Lexington           Nasdaq Financial Stocks       Nasdaq
                   Global                 SIC 6000-6799           Stock Market
              Asset Managers, Inc.        US & Foreign           (US Companies)
              --------------------    ---------------------      --------------
12/13/95            100.00                   100.00                100.00
12/29/95            100.66                   100.15                99.58
1/30/96              88.16                   100.33                100.31
2/28/96              78.95                   101.72                104.12
3/29/96              93.42                   104.22                104.24
4/30/96             128.95                   104.04                112.69
5/29/96             121.05                   105.13                117.69
6/30/96             105.26                   104.84                112.16
7/31/96             105.26                   102.8                 102.28
8/30/96             105.26                   110.26                108.04
9/30/96             113.16                   115.53                116.13
10/31/96            142.11                   119.97                115.16
11/27/96            142.11                   128.23                122.34
12/31/96            131.58                   128.75                122.19

                                                                         PERIOD ENDING
                             ------------------------------------------------------------------------------------------------------
INDEX                        12/13/95        12/31/95           3/31/96          6/30/96          9/30/96         12/31/96
-----------------------------------------------------------------------------------------------------------------------------------
Lexington Global
  Asset Managers              100.00          100.66             93.42           105.26           113.16            131.58

NASDAQ Financial Stocks
  SIC 6000-6799
  US & Foreign                100.00          100.15            104.22           104.84           115.53            128.75

NASDAQ Stock Market
  (US Companies)              100.00           99.58            104.24           112.16           116.13            122.19

              STOCK SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

       The following table sets forth certain information as of March 3, 1997 concerning the beneficial ownership of the Company's Common Stock for (i) each of the Company's Directors and nominees who own Common Stock, (ii) each of the Named Executive Officers and (iii) all Directors and executive officers of the Company as a group. For purposes of this Proxy, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein.


                                                                 NUMBER OF SHARES OF                      PERCENT OF
NAME OF BENEFICIAL OWNER                                           COMMON STOCK(1)                       COMMON STOCK
------------------------                                         -------------------                     ------------
Sion A. Boney, III(2) (3) ............................                   313,308                               5.7
Robert M. DeMichele...................................                    43,654                                 *
Haynes G. Griffin(3) .................................                   421,464                               7.7
Richard M. Hisey......................................                     4,301                                 *
Lawrence Kantor.......................................                     7,947                                 *
William R. Miller.....................................                     3,000                                 *
L. Richardson Preyer(2) ..............................                    10,050                                 *
Lunsford Richardson, Jr.(2) ..........................                   159,358                               2.9
Peter L. Richardson(2) (3) ...........................                   533,655                               9.7
Stuart Smith Richardson(2) (3) .......................                 1,168,400                              21.3
Carl H. Tiedemann.....................................                        --                                --
Marion A. Woodbury....................................                        --                                --
Directors and Executive Officers as a Group...........                 2,665,137                              48.6
--------
*  Less than 1%.
(1)The amounts shown include shares which are  beneficially  owned by more than one individual  since many shares are held in trusts with more than one trustee.
(2)The  individuals  named may be deemed to be control  persons  of the  Company
   (other than solely by reason of being Directors of the Company)  according to the rules of the SEC.
(3)These  individuals  share  voting  and/or  investment  power with  respect to certain of their share holdings.  For a breakdown of the number of shares for which  control  is  sole  or  shared,  see  "Security  Ownership  of  Certain
   Beneficial Owners."


PROPOSAL TWO--RATIFICATION OF INDEPENDENT AUDITORS

       The Nominating and Proxy Committee, at the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP, as independent auditors for the 1997 calendar year and until their successors are selected. The services to be performed by KPMG Peat Marwick LLP will primarily include an audit of the Company's 1997 consolidated financial statements and other services related to various filings with the SEC.

       The Company expects that a representative of KPMG Peat Marwick LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires. In addition, such representative will be available to respond to appropriate questions from stockholders or their representatives.

       The Company terminated its audit relationship with its former principal accountant, Coopers & Lybrand L.L.P. ("C&L"), on March 6, 1997. On that same day, KPMG Peat Marwick LLP was engaged as principal accountant for the Company. C&L's report on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change principal accountants was recommended by the Audit Committee and approved by the Board of Directors of the Company. During the Company's two most recent fiscal years and any subsequent interim period preceding such termination, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. There were no reportable events of the type described in Item 304(a)(1)(v) (A) through (D) of Regulation S-K.

       THE NOMINATING AND PROXY COMMITTEE AND BOARD OF DIRECTORS CONSIDER KPMG PEAT MARWICK LLP TO BE WELL QUALIFIED AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION.

       The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by Proxy and entitled to vote, will be required to approve this item proposed by the Board of Directors.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table sets forth information as of March 3, 1997 with respect to shares of the Common Stock which are held by certain persons and entities known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock.

      NAME AND ADDRESS OF                                                       NUMBER OF SHARES OF                    PERCENT OF
       BENEFICIAL OWNER                                                           COMMON STOCK(1)                     COMMON STOCK
      ------------------                                                        ------------------                    -------------
Sion A. Boney, III(2)(3) .....................................................          313,308                             5.7
12 Town Line Road, Bridgewater, CT 06752......................................

Barbara R. Evans(2)(4) .......................................................          766,230                            14.0
5 Fernwood Road, Summit, NJ 07901.............................................

Haynes G. Griffin(2)(5) ......................................................          421,464                             7.7
309 Sunset Drive, Greensboro, NC 27408........................................

Laurinda V. Lowenstein(2)(6) .................................................          331,300                             6.0
Box 371, Seal Harbor, ME 04675................................................

H. Smith Richardson, Jr.(2)(7) ...............................................          433,338                             7.9
6246 Head Road, Wilmington, NC 28409..........................................

Peter L. Richardson(2)(8) ....................................................          533,655                             9.7
60 Jesup Road, Westport, CT 06880.............................................

Stuart Smith Richardson(2)(9) ................................................        1,168,400                            21.3
Park 80 West Plaza Two, Saddle Brook, NJ 07663................................

Richard G. Smith, III(2)(10)  ................................................          780,907                            14.2
1133 Black Gold Place, Gahanna, OH 43230......................................

Center for Creative Leadership(2)(11) ........................................          421,464                             7.7
P.O. Box P-1, Greensboro, NC 27402............................................

Richardson Family(12) ........................................................        2,763,043                            50.4

Gilchrist B. Berg(13) ........................................................          511,826                             9.3
1987 Enterprise Center, Jacksonville, FL 32202................................

Southeastern Asset Management, Inc.(14) ......................................          280,800                             5.1
6075 Poplar Avenue, Memphis, TN 38119.........................................

---------

(1) The amounts shown include shares which are beneficially owned by more than one individual since many shares are held in trusts with more than one trustee.


(2) These shares are included in those owned by the "Richardson Family", as defined below.

(3) These shares include shares of various trusts of which Sion A. Boney, III is a trustee and exercises shared voting and investment power with respect to such shares. Sion A. Boney, III exercises sole voting and investment power with respect to 25,432 shares of Common Stock.

(4) These shares include shares of various trusts of which Barbara R. Evans is a trustee and exercises shared voting and investment power with respect to such shares. Barbara R. Evans exercises sole voting and investment power with respect to 240,792 shares of Common Stock.

(5) These shares include shares of a trust of which Haynes G. Griffin is a trustee and exercises shared voting and investment power with respect to such shares.

(6) These shares include shares of various trusts of which Laurinda V. Lowenstein is a trustee and exercises shared voting and investment power with respect to such shares. Laurinda V. Lowenstein exercises sole voting and investment power with respect to 4,580 shares of Common Stock.

(7) These shares include shares of various trusts of which H. Smith Richardson, Jr. is a trustee and exercises shared voting and investment power with respect to such shares. H. Smith Richardson, Jr. has sole voting and investment power with respect to 11,874 shares of Common Stock.

(8) These shares include shares of various trusts of which Peter L. Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Peter L. Richardson has sole voting and investment power with respect to 400 shares of Common Stock.

(9) These shares include shares of various trusts of which Stuart Smith Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Stuart Smith Richardson exercises sole voting and investment power with respect to 456,408 shares of Common Stock.

(10) These shares include shares of various trusts of which Richard G. Smith, III is a trustee and exercises shared voting and investment power with respect to such shares. Richard G. Smith, III exercises sole voting and investment power with respect to 77,732 shares of Common Stock.

(11) The Trustees of the Center for Creative Leadership are: Messrs. Charles Adams, Larry Coble, Haynes G. Griffin, Thomas K. Hearn, Jr., Ph.D., Winburne King, III, Esq., Robert J. Lee, John W. Red, Jr., H. Smith Richardson, Jr., L. Richardson Preyer, Jr., Peter L. Richardson and Stuart
     S. Richarson. These individuals are deemed to be beneficial owners of all shares held by the Center.

(12) See below for a description of the "Richardson Family."

(13) Mr. Berg's present principal occupation is President of Water Street Capital, Inc., an investment advisory firm. Mr. Berg, in his capacity with such firm, exercises sole voting and investment power with respect to such shares.

(14) Southeastern Asset Management, Inc., an investment advisory firm, exercises sole voting and investment power with respect to 57,600 shares of Common Stock.

       "Richardson Family," as used herein, means the descendants of Lunsford Richardson, Sr., their spouses, trusts, a corporation in which they have interests and charitable organizations established by such descendants. In addition, several of the descendants of Mr. Richardson or their spouses currently serve as directors of the Company (Messrs. Sion A. Boney, III; L. Richardson Preyer; Lunsford Richardson, Jr.; Peter L. Richardson; and Stuart Smith Richardson). At March 3, 1997, such descendants and spouses (numbering approximately 190 persons), trusts, a corporation in which they have interests and charitable organizations established by them owned approximately 2,763,043 shares (50.4%) of Common Stock. Many of these shares may be deemed to be beneficially owned by more than one person because of multiple fiduciaries, but such shares have been counted only once for purposes of the foregoing totals. These individuals and institutions have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) under which they must act on the basis of fiduciary requirements which may dictate positions which differ from their personal interests.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

       Form 3s for Messrs. Boney, DeMichele, Griffin, Hisey, Kantor, Miller, Preyer, Richardson, Jr., Richardson, Teidemann and Woodbury, which were required to be filed with the SEC on November 27, 1995 (the effective date of the Company's Registration Statement on Form 10), were actually filed with the SEC on December 1, 1995. Such filings were made in advance of December 13, 1995, the effective date of the distribution of shares of Common Stock to the above-named individuals, and prior to public trading of the Common Stock.


                                 OTHER BUSINESS

       The Board of Directors and Management know of no business other than that specified in the Notice of Annual Meeting of Stockholders which will be presented for consideration at the 1997 Annual Meeting; but if other matters are presented, it is the intention of the proxyholders to vote in accordance with their best judgment and discretion on such matters.

       The consolidated financial statements and other financial information of the Company and its subsidiaries, as well as notes to the financial statements, the related report of Coopers, and Management's discussion and analysis of financial statements are contained in the Company's Annual Report to Stockholders for 1996, which will accompany this Proxy Statement.



                                            Solicited by the Board of Directors


                                            LISA CURCIO
                                            Secretary


April 15, 1997

                                                                            6740

/X/ Please mark your
    votes as in this
    example.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR approval of the appointment of independent auditors.
________________________________________________________________________________
________________________________________________________________________________

  FOR          WITHHELD

1. Election of Directors.
  (See reverse)    / /    / /
______________________________

For, except vote withheld from the following nominee(s):

2. To approve the appointment of KPMG Peat Marwick L.L.P. as independent auditors for the current calendar year. / / / /

3.In their  discretion,  the  Proxies  are  authorized  to act upon  such  other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
________________________________________________________________________________




Please sign exactly as name appears hereon.  Joint owners
should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
_______________________________
_______________________________




  SIGNATURE (S)                      DATE 1997

                                        P
                                        R
                                        O
                                        X
                                        Y

     LEXINGTON GLOBAL ASSET MANAGERS, INC. Proxy Solicited by the Board of Directors For the 1997 Annual Meeting of Stockholders, May 15, 1997 The undersigned stockholder(s) of LEXINGTON GLOBAL ASSET MANAGERS, INC., (the "Company") hereby appoint(s) the members of The Nominating and Proxy Committee, Stuart Smith Richardson, L. Richardson Preyer and Lunsford Richardson, Jr., and each or any of them (the "Proxies"), the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company, Park 80 West, Plaza Two, Saddle Brook, NJ on May 15, 1997, at 9:15 A.M. local time, and at any adjournment(s) or postponement(s) thereof, for the transaction of the following business:

     1. To elect three Class II Directors to hold office for a term to expire at the 2000 Annual Meeting of the Stockholders; Nominees: William R. Miller, L. Richardson Preyer and Lunsford Richardson, Jr.

     2. To ratify the appointment of KPMG Peat Marwick L.L.P. as independent auditors for the current calendar year; and,

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card using the enclosed envelope.

                          (CONTINUED ON REVERSE SIDE)

                                   SEE REVERSE
                                      SIDE